Exhibit 23.4

STRICTLY CONFIDENTIAL

VIA FACSIMILE

December 21, 2004

Dynax Solutions, Inc.

192 Lexington Avenue, 15th Floor

New York, NY 10016

Attention: Ms. Pamela Fredette, Chief Executive Officer

Re: Consent of Dresner Investment Services, Inc.

We hereby consent to the references to our firm in the Proxy Statement/Registration Statement (Form S-4) of enherent Corporation under the heading Background of and Reasons for the Merger and to the inclusion of the summary of the analyses performed by Dresner described under the sub-heading “Valuation Analysis of Dynax’s Financial Advisor.”

Very truly yours,

DRESNER INVESTMENT SERVICES, INC.

	/s John C. Riddle		/s/ Gregg D. Pollack
By:	John C. Riddle	By:	Gregg D. Pollack
Its:	Managing Director	Its:	Senior Vice President

DRESNER INVESTMENT SERVICES, INC.

20 North Clark Street, 3550, Chicago, IL 60602

T: 312.726.3600 • F: 312.726.7448

www.dresnerco.com

Member: NASD, SIPC